UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2012

FLOWSERVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-13179	31-0267900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 443-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 20, 2012 (the “Closing Date”), Flowserve Corporation, a New York corporation (the “Company”), entered into a credit agreement with Bank of America, N.A., as swingline lender, letter of credit issuer and administrative agent, and the other lenders party thereto (together, the “Lenders”), providing for term debt and a revolving credit facility (the “Credit Agreement”). The Credit Agreement provides for an aggregate commitment of $1.25 billion, including a $400.0 million term loan facility with a maturity date of August 20, 2017 (the “Term Loan Facility”) and a $850.0 million revolving credit facility with a maturity date of August 20, 2017 (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Credit Facility”). The Revolving Credit Facility will include a $300.0 million sublimit for the issuance of letters of credit and a $30.0 million sublimit for swingline loans. Subject to certain conditions, the Company has the right to increase the amount of the Term Loan Facility or the Revolving Credit Facility by an aggregate amount not to exceed $250.0 million.

On the Closing Date, approximately $400 million was advanced under the Term Loan Facility, and approximately $222 million was drawn under the Revolving Credit Facility. The Company used all of the proceeds advanced under the Term Loan Facility, along with approximately $217 million of proceeds advanced under the Revolving Credit Facility, to repay all outstanding indebtedness under the Company’s then-existing Credit Agreement dated as of December 14, 2010, as amended, among the Company and Bank of America, N.A., as administrative agent, swingline lender and collateral agent, and the other lenders party thereto (the “Existing Credit Agreement”). In connection with this repayment, the Company’s outstanding letters of credit under the Existing Credit Agreement were transferred to the Revolving Credit Facility, and the Company terminated the Existing Credit Agreement on the Closing Date. The proceeds of the Senior Credit Facility will be used to fund capital expenditures and other working capital needs of the Company. Future draws under the Revolving Credit Facility will be subject to various conditions, including the absence of defaults under the Credit Agreement.

The interest rates per annum applicable to the Senior Credit Facility (other than in respect of swingline loans) will be either LIBOR plus 1.125%, 1.250%, 1.500%, 1.750% or 2.000%, as applicable, depending on the Company’s debt rating by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, or, at the option of the Company, the Base Rate (to be defined as the highest of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50% and (z) a daily rate equal to one month LIBOR rate plus 1.0%) plus 0.125%, 0.250%, 0.500%, 0.750% or 1.000%, as applicable, depending on the Company’s debt rating by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services. As of the Closing Date, the initial interest rate on the Senior Credit Facility was LIBOR plus 1.50%. Beginning on the Closing Date, a commitment fee will be payable quarterly in arrears on the daily unused portions of the Senior Credit Facility. The commitment fee will be 0.150%, 0.175%, 0.225%, 0.275% or 0.350%, as applicable, of unused amounts under the Revolving Credit Facility depending on the Company’s consolidated leverage ratio.

The Credit Agreement includes customary representations and warranties, affirmative and negative covenants, and events of default, including maintenance of consolidated leverage ratios and interest coverage. Upon an event of default, the Lenders have the right to declare all outstanding loans immediately due and payable.

The Company’s obligations under the Credit Agreement are guaranteed by certain domestic subsidiaries of the Company. The Lenders have agreed to release such guarantees if the Company achieves a BBB (stable outlook) or better debt rating from Standard & Poor’s Ratings Services and a Baa2 (stable outlook) or better debt rating from Moody’s Investors Service, Inc.

The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated therein, and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K. A copy of the Company’s press release announcing the Senior Credit Facility is attached hereto as Exhibit 99.1.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosures required by this Item 1.02 are incorporated herein by reference to the disclosures set forth above under Item 1.01 regarding the termination of the Existing Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this Item 2.03 are incorporated herein by reference to the disclosures contained under Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated August 20, 2012, among Flowserve Corporation, Bank of America, N.A., as swingline lender, letter of credit issuer and administrative agent, and the other lenders referred to therein.

99.1	Press Release, dated August 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION

Dated: August 20, 2012	By:	/s/ RONALD F. SHUFF
Ronald F. Shuff
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated August 20, 2012, among Flowserve Corporation, Bank of America, N.A., as swingline lender, letter of credit issuer and administrative agent, and the other lenders referred to therein.

99.1	Press Release, dated August 20, 2012.